UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2013

MAJESCO ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-51128	06-1529524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway,
Edison, New Jersey 08837
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (732) 225-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 19, 2013, the Board of Directors (the “Board”) of Majesco Entertainment Company (the “Company”) approved the adoption of a new annual short-term incentive plan that will apply to 2013 and subsequent years (the “STI Plan”). The STI Plan shall be applicable to certain designated employees, including the Company’s named executive officers, and will be administered by the Compensation Committee (the “Committee”) of the Board.

Under the STI Plan, following the beginning of each performance period, which shall be determined by the Committee and may vary among participants, the Committee shall establish the cash award opportunity for each participant, including the applicable performance objectives, which may be financial objectives or individual objectives, and the payout formula. Pursuant to the STI Plan, the performance objectives may be based on the following criteria: revenues, earnings from operations, operating income, earnings before or after interest and taxes, net income, cash flow, earnings per share, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price, new customers, cost controls, operating efficiencies, product development, strategic partnering, research and development, market penetration, geographic business expansion, cost targets, productivity, employee satisfaction, management of employment practices and employee benefits, supervision of litigation or labor negotiations, dealings with regulatory bodies, acquisitions or divestitures, customer satisfaction, program development, and/or strategic business criteria related to a participant’s area or areas of responsibility.

Following the end of each performance period, the Committee shall determine whether and to what extent the performance objectives have been achieved and approve actual payment, if any, of each cash award opportunity, subject to, except as otherwise agreed, the participant’s continued employment through the date of payment of the award; provided, however, in the case of a participant’s termination of employment by reason of death or disability prior to payment of the award, the participant (or the participant’s estate or legal representative, as applicable) shall be eligible to receive a pro-rated award based on actual financial results and the participant’s achievement of individual objectives.

The Committee may, in its sole discretion, reduce (but not increase) the resulting award otherwise payable to any participant or make a discretionary bonus award to any participant, in light of such participant’s individual performance during the performance period, the quality of financial results, or such other factors as the Committee deems relevant. The Committee may also determine that all or part of an award or discretionary bonus shall be paid in the form of an equivalent amount of Company common shares, issued pursuant to the Company’s equity compensation plan in existence at the time of grant.

The Committee reserves the right, at any time, to amend, suspend or terminate the STI Plan, in whole or in part, for any reason. In addition, awards made under the STI Plan are subject to any clawback policy adopted by the Company, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.

The foregoing description of the STI Plan is qualified in its entirety by the full text of the STI Plan, attached hereto as Exhibit 10.1 and incorporated into this Item 5.02 by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a) The annual meeting of the stockholders (the “Annual Meeting”) of the Company was held on April 19, 2013.

(b) The agenda items for the Annual Meeting are shown below along with the vote of the Company’s common stock with respect to such agenda items.

1.	Election of two Class II members to the Company’s Board of Directors:

	Votes For	Votes Withheld	Broker Non-Votes
Laurence Aronson	7,089,184	366,739	18,585,730

Keith McCurdy	7,098,982	356,941	18,585,730

Based on the votes set forth above, the foregoing persons were duly elected to serve as directors, for a term expiring at the annual meeting of stockholders in 2016 and until their respective successors have been duly elected and qualified.

2.	Advisory vote as to whether the stockholders approve the compensation of the Company’s named executive officers (Say-on-Pay):

Votes For	Votes Against	Abstain	Broker Non-Votes
6,911,394	485,027	54,601	18,590,631

Based on the votes set forth above, the proposal for the advisory vote to indicate whether the stockholders approve the compensation paid to the Company’s named executive officers has received more votes in favor of the proposal than votes cast against the proposal and, accordingly, the stockholders have advised the Company that they approve of the compensation paid to the Company’s named executive officers.

3.	Ratification of the appointment of EisnerAmper LLP as the Company’s independent public accountant for the fiscal year ending October 31, 2013:

Votes For	Votes Against	Abstain
24,646,337	1,131,059	264,257

Based on the votes set forth above, the appointment of EisnerAmper LLP as the Company’s independent public accountant for the fiscal year ending October 31, 2013 received the affirmative vote of a majority of the voting shares and, accordingly, was duly ratified by the stockholders.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No	Description
10.1	Majesco Entertainment Company Short-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAJESCO ENTERTAINMENT COMPANY

Dated: April 25, 2013	/s/ Jesse Sutton
Jesse Sutton
Chief Executive Officer

EXHIBIT INDEX

Exhibit No	Description
10.1	Majesco Entertainment Company Short-Term Incentive Plan